Exhibit 10.1

March 23, 2020

Marc van Zadelhoff

44 Silber Hill Road

Weston MA 02493

RE: Separation Agreement

Dear Marc,

In connection with the termination of your employment with LogMeIn USA, Inc., (the “Company”) on April 10, 2020 (“Termination Date”), you are eligible to receive the severance benefits described in the “Description of Severance Benefits” attached to this letter agreement as Attachment A, contingent upon your signing and returning this letter agreement (the “Letter Agreement”) to Jo Deal, CHRO by April 13, 2020, and that you not revoke your acceptance of the Letter Agreement. By signing and returning this Letter Agreement, and not revoking the Letter Agreement, you agree to be bound by the terms and conditions set forth in the Letter Agreement, including but not limited to the numbered paragraphs below, which includes the release of claims set forth in paragraph 3. You are advised to consult with an attorney before signing this Letter Agreement. You may revoke your acceptance of the Letter Agreement for any reason, or no reason at all, within seven (7) calendar days after you have signed it (the “Revocation Period”), in writing via email, overnight mail, or facsimile. Any such revocation must state that it is a revocation of the Letter Agreement and must be delivered within the seven (7) calendar day Revocation Period to: Jo Deal, CHRO, LogMeIn USA, Inc., jo.deal@logmein.com, 333 Summer Street, Boston, MA 02210.

Upon your signing and returning this Letter Agreement by April 13, 2020, and upon expiration of the 7-day Revocation Period, you will receive the severance benefits described in Attachment A from the Company. Also, regardless of whether you sign the Letter Agreement, if eligible, you may elect to continue receiving group medical insurance pursuant to federal law, specifically 29 U.S.C. § 1161 et seq. (the Consolidated Omnibus Budget Reconciliation Act (COBRA)). All premium costs for COBRA shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits. All other benefits, including life insurance and long-term disability, will cease upon your Termination Date. Further, pursuant to the Company’s Stock Incentive Plan, which governs any vested or unvested RSUs, any vested RSUs at your Termination Date that you have not yet sold, can be sold by you at any point in the future. You do not have any time restriction to sell your shares. Any RSUs that remain unvested as of the Termination Date will immediately and automatically forfeit. Should any conflict(s) between this Letter Agreement and the Stock Incentive Plan arise, regarding your RSUs, the Stock Incentive Plan shall govern as to the RSUs.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement:

1.	Termination Date - Your date of termination from the Company is April 10, 2020.

2.

Description of Severance Benefits - The severance benefits to be paid to you if you timely sign and return this letter agreement are described in the “Description of Severance Benefits” attached as Attachment A (the “Severance Benefits”).

3.	Release –

a.

In consideration of the payment of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, successors and assigns, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against the Released Parties, including, but not limited to, those claims arising out of your employment with and/or separation and termination from the Company, including but not limited to, all claims under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. § 621, et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1991; the National Labor Relations Act, 29 U.S.C. § 151 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, the Massachusetts Maternity Leave Act , M.G.L. c. 149, § 105D; the California Labor Rules; the California Fair Employment and Housing Act, Cal. Gov't Code § 12900 et seq.; the California Constitution, Cal. Const. art. I, § 1 et seq.; the California Labor Code, Cal. Lab. Code § 1 et seq.; the California Family Rights Act, ; and California Business & Professions Code Section

17200, all as amended; the Utah Antidiscrimination Act, Utah Code Ann. § 34A- 5-1060 et seq.; the Utah Payment of Wages Act, Utah Code Ann. § 34-28- 1 et seq.; and the Utah Minimum Wage Act, Utah Code Ann. § 34-40-101 et seq.; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock, stock awards or stock options; any claim arising under any employment, compensation or severance plan, agreement or policy, or any document outlining any terms and conditions of your employment or separation from employment; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.

b.

Notwithstanding the generality of the foregoing, nothing in this letter agreement shall be a waiver of any claims that cannot be waived by law, including but not limited to (i) your rights under Exhibit A, (ii) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (iii) claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; (iv) claims pursuant to the terms and conditions of COBRA. Further, nothing herein prevents you from (vi) filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding) or (vii) exercising your right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice.

c.

You have been informed that, by statue or common law, a general release of claims may not extent to claims that you do not know or suspect to exist in your favor at the time of executing the release, where such claims, if known to you, may have materially affected your decision to settle. Being aware of such statutory or common laws principles, you nonetheless agree to waive your right to pursue such unknown claims against the Released Parties, including but not limited to all rights under California Civil Code

Section 1542, which provides as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the debtor."

4.

Non-Disclosure, Non-Competition and Non-Solicitation Obligations – As a reminder, any and all non-public information concerning the Company which you acquired during the course of your employment shall remain “Confidential Information” of the Company and should not be used for your own personal benefit or the benefit of any third party. You further recognize and acknowledge that the disclosure of any Confidential Information to any other person or entity outside of the Company, including, but not limited to, any investors, analysts, researchers or competitors could result in irreparable harm to the Company and/or expose the Company to substantial damages. Therefore, you acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company which you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, business strategies, technology, product roadmaps, product development, product design, architecture data, customers, prospective customers, customer development, suppliers, unreleased products/specifications/features/functionality, marketing activities, pricing, license agreements/arrangements, software, proprietary processes, and financial condition, or any other information which you know or reasonably should know is confidential, proprietary or trade secret information of the Company, as is stated more fully in any agreement regarding confidentiality, non-disclosure, non-competition, and/or intellectual property assignment (as applicable, the “Confidentiality Agreement”) you may have executed during your employment with the Company, which remains in full force and effect. Unless you were employed by the Company in California, you further acknowledge and reaffirm your obligations (if any) under the Confidentiality Agreement not to compete against the Company or to solicit its customers, clients, employees or consultants for a specified period of time following the Termination Date. However, nothing in this Section 4 or in the Confidentiality Agreement is intended to restrict your right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. You acknowledge that the Company has provided you with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act of 2016: (a) you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of non-public Company information in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of non-public Company information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose non-public Company information to your attorney and use such information in the court proceeding, so long as you file any document containing non-public Company information under seal, and do not disclose such information, except pursuant to court order.

5.

Return of Company Property - You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to, those that you developed or helped develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6.

Business Expenses and Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you except as provided herein.

7.

Non-Disparagement - You understand and agree that, as a condition for payment to you of the consideration herein described, you shall not, whether oral or in writing, make any false, negative, critical, pejorative, injurious, disparaging or derogatory statements on any social media platforms, blogs, or otherwise to any individual, entity, media/press outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents, representatives, products, services, or about the Company’s business affairs and financial condition. Additionally, the Company agrees that it shall not authorize, direct or make any false, negative, critical, pejorative, injurious, disparaging or derogatory statements to any social media platforms, blogs, or otherwise to any individual, entity, media/press outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding you.

8.

Amendment - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

9.

Waiver of Rights - No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

10.

Validity - Should any provision of the Letter Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of the Letter Agreement.

11.

Confidentiality - To the extent permitted by law, you understand and agree that, as a condition for payment to you of the Severance Benefits herein described, the terms and contents of the Letter Agreement, and the contents of the negotiations and discussions resulting in the Letter Agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed to any third party except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

12.

Cooperation - You agree to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to you and the Company. You also agree to cooperate with the Company in the transitioning of your work and will be available to the Company for this purpose or any other purpose reasonably requested by the Company.

13.

Tax Provision - In connection with the Severance Benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law. You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in Attachment A.

14.	Nature of Agreement - You understand and agree that the Letter Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

15.

Acknowledgments - You acknowledge that you have been given at least twenty- one (21) days to consider the Letter Agreement, including Attachment A, and that the Company advised you to consult with an attorney of your own choosing prior to signing the Letter Agreement. You understand that you may revoke the Letter Agreement for a period of seven (7) days after you sign it, and the Letter Agreement shall not be effective or enforceable until the expiration of the seven (7) day revocation period. You understand and agree that by entering into the Letter Agreement you are waiving any and all rights or claims you might have under the ADEA, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

16.

Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

17.

Applicable Law - This letter agreement shall be interpreted and construed by the laws of the state in which you were last employed by the Company, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the state in which you were last employed by the Company, or if appropriate, a federal court located in such state (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

18.

Entire Agreement - This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. If you have any questions about the matters covered in this letter agreement, please contact Jo Deal, CHRO.

Very truly yours,

LogMeIn USA, Inc.

Jo Deal, CHRO

I hereby agree to the terms and conditions set forth above and in the attached Description of Severance Benefits. Unless I timely revoke my acceptance of it, I intend that this letter agreement become a binding agreement between me and the Company.

/s/ Marc van Zadelhoff	Date	3/23/2020
Employee Name: Marc van Zadelhoff

To be returned by April 13, 2020

ATTACHMENT A

DESCRIPTION OF SEVERANCE BENEFITS

The following is a summary of the benefits available to you in accordance with the terms and conditions of the letter agreement upon your separation:

Subject to the requirements and limitations described herein and in the letter agreement, the Company will pay you the following (the “Severance Pay”):

a)	a lump sum cash payment of $500,000.00 (five hundred thousand dollars) (equivalent to 12 months’ base salary), less all applicable state and federal taxes;
b)

in addition to the severance payments described above, as an additional severance benefit you will be paid a lump sum cash payment of $1,000,000.00 (one million dollars) (the “Equity Severance Pay”), which represents an agreed upon payment in lieu of all of your unvested LogMeIn RSU/PRSU/equity awards currently outstanding. You understand that all of your outstanding RSU/PRSU/equity awards will expire upon your termination of employment and, other than the Equity Severance Payment, you will not receive any additional payment in connection with said awards. You also agree that you are not entitled to any acceleration of currently outstanding RSU/PRSU/equity awards for any reason, including in connection with the Company’s previously announced definitive agreement to be acquired by affiliates of Francisco Partners and Evergreen Coast Capital Corporation. The Equity Severance Pay will be paid in accordance with our regularly scheduled payroll, but no earlier than eight (8) days after the date of execution of this letter agreement and assuming this letter agreement is not rescinded by you prior to such date; and

c)

if you elect to continue your current medical, dental and vision insurance coverage under the law known as COBRA, the Company will pay for such coverage through the earlier of (1) twelve (12) months after the Termination Date, (2) the date upon which you have healthcare benefits through other employment, or (3) the date upon which you are otherwise no longer eligible for COBRA continuation coverage. The Company will pay these premiums directly to the Company’s insurance providers; if you do not elect continuation coverage under COBRA for any reason, the Company will not be obligated to make any payments and you will not receive these amounts in cash or in any other form of compensation.

You acknowledge and agree that the Severance Pay (including the COBRA insurance coverage), shall fully satisfy any and all obligations of the Company, including the full payment of any and all severance benefits that may be due to you, such as any severance or other obligations that may be due to you under the general executive severance program approved by the Company’s Board of Directors in February 2017 or any other written agreement you may have with the Company. This Severance Pay will be paid in accordance with the Company’s regularly scheduled payroll, after the Termination Date.